Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

THIRD QUARTER 2010 FINANCIAL RESULTS

•              Revenues of $171.0 Million

•              Earnings per Share of $0.70 per Basic Share, or $0.66 per Diluted Share

•              Earnings before Non-Cash Charges of $1.75 per Basic Share, or $1.65 per Diluted Share

Silver Spring, MD, October 28, 2010: United Therapeutics Corporation (NASDAQ: UTHR) today announced its results of operations for the quarter ended September 30, 2010.

Total revenues for the third quarter of 2010 were $171.0 million, up from $97.2 million for the same quarter in 2009. Net income for the third quarter of 2010 was $39.7 million, or $0.70 per basic share, compared to net income of $11.9 million, or $0.22 per basic share, for the same quarter in 2009. Gross margin from sales was $148.9 million for the third quarter of 2010, compared to $84.2 million for the same quarter last year. Earnings before non-cash charges, a non-GAAP financial measure(1), was $99.1 million for the third quarter of 2010 compared to $40.6 million for the third quarter of 2009.

“We had a good quarter as the demand for our core products continues to grow,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Having approvals for multiple products is making a positive difference in our growth rate and in the number of patients that we can help compared to last year.”

(1)  See definition of earnings before non-cash charges and a reconciliation of net income to earnings before non-cash charges below.

Financial Results for the Three Months Ended September 30, 2010

Revenues

The following table sets forth the components of net revenues (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2010	2009	Change
Cardiopulmonary products:
Remodulin	$109,584	$87,400	25.4%
Tyvaso	48,717	5,113	852.8%
Adcirca	9,935	1,514	556.2%
Telemedicine services and products	2,408	2,904	(17.1)%
Other	339	284	19.4%
Total net revenues	$170,983	$97,215	75.9%

The growth in revenues for the three months ended September 30, 2010 reflects the continued increase in the number of patients being prescribed our products. The increase in sales of Remodulin also reflects approximately $9.1 million from the impact of U.S. and international price increases that became effective during March and April of 2010.

Research and Development Expense

The table below summarizes research and development expense by major project and non-project component (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2010	2009	Change
Project and non-project component:
Cardiopulmonary	$17,510	$14,145	23.8%
Share-based compensation	14,149	11,577	22.2%
Other	9,032	5,829	54.9%
Total research and development expense	$40,691	$31,551	29.0%

Cardiopulmonary. The increase in expenses related to our cardiopulmonary programs for the quarter ended September 30, 2010 compared to the same quarter in 2009 was driven largely by increases in expenses associated with our FREEDOM-M and FREEDOM C2 Phase III clinical trials and expenses related to our efforts to develop beraprost-MR.

Share-based compensation. The increase in share-based compensation for the quarter ended September 30, 2010 compared to the same quarter in 2009 resulted from increases in the price of our common stock, the number of outstanding awards issued under our share tracking awards plan and the time such awards had accrued toward vesting.

Other. For the quarter ended September 30, 2010, expenses incurred in connection with our investigational projects as well as personnel and overhead costs supporting our research increased primarily as a result of the opening of our new facilities in North Carolina and Maryland.

Selling, General and Administrative Expense

The table below summarizes selling, general and administrative expense by major category (dollars in thousands):

	Three Months Ended September 30,		Percentage
	2010	2009	Change
Category:
General and administrative	$18,454	$15,369	20.1%
Sales and marketing	11,064	12,224	(9.5)%
Share-based compensation	17,171	13,579	26.5%
Total selling, general and administrative expense	$46,689	$41,172	13.4%

General and administrative. The increase in general and administrative expenses for the quarter ended September 30, 2010 compared to the same quarter in 2009 resulted largely from increases in the following: (1) grants to unaffiliated, not-for-profit organizations that provide therapy-related financial assistance to patients suffering from pulmonary arterial hypertension; (2) professional fees pertaining mainly to legal services provided in connection with ongoing litigation and prospective transactions; and (3) depreciation expense primarily associated with our new facilities in North Carolina and Maryland.

Sales and marketing. The decrease in sales and marketing expenses for the quarter ended September 30, 2010 compared to the same quarter in 2009 was attributable to a reduction in advertising and professional services. Marketing-related expenses were higher during the same quarter in 2009 as a result of our activities surrounding the commercial launch of Adcirca and Tyvaso.

Share-based compensation. The increase in share-based compensation for the quarter ended September 30, 2010 compared to the same quarter in 2009 resulted from increases in the price of our common stock, the number of outstanding awards issued under our share tracking awards plan and the time such awards had accrued toward vesting.

Income taxes. The provision for income taxes was $18.0 million for the quarter ended September 30, 2010, compared to a $2.9 million benefit for the same quarter in 2009. The estimated annual effective tax rate was approximately 36 percent and 19 percent as of September 30, 2010 and 2009, respectively.  For the three months ended September 30, 2010, we had a higher projection of pre-tax earnings, as well as a lower estimate of business tax credits expected to be generated compared to the same period in 2009. These factors increased the estimated annual effective tax rate for the three months ended September 30, 2010 when compared to the same period in 2009.

Earnings before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (i) interest; (ii) income taxes; (iii) license fees; (iv) depreciation and amortization; (v) impairment charges; and (vi) share-based compensation (stock option and share tracking award expense).

The following table provides a reconciliation of net income to earnings before non-cash charges for each of the quarters ended September 30, 2010 and 2009 (in thousands, except per share data):

	Three Months Ended September 30,
	2010	2009
Net income, as reported	$39,736	$11,937
Adjust for non-cash charges:
Interest expense	4,809	3,331
Income tax expense (benefit)	17,998	(2,891)
License fees	—	—
Depreciation and amortization	5,028	2,505
Impairment charges	—	399
Share-based compensation	31,500	25,293
Earnings before non-cash charges	$99,071	$40,574

Earnings before non-cash charges per share(1):
Basic	$1.75	$0.76
Diluted	$1.65	$0.70

(1)   Calculated by dividing earnings before non-cash charges by the basic and diluted weighted average number of common shares outstanding, as reported below in our Consolidated Statements of Operations.

Conference Call

We will host a half-hour teleconference on Thursday, October 28, 2010 at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533.  A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291, and using conference code: 14787030.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure (earnings before non-cash charges) that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (a) planning, including the preparation of our internal annual operating budget; (b) allocating resources to enhance the financial performance of our business; (c) evaluating the effectiveness of our operational strategies; and (d) evaluating our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure as it excludes certain operating expenses that are recurring in nature and our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about operating results and demand for our products. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of October 28, 2010 and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

*              *              *

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$168,302	$94,058	$428,436	$251,925
Service sales	2,342	2,876	8,015	8,054
License fees	339	281	903	946
Total revenues	170,983	97,215	437,354	260,925

Operating expenses:
Research and development	40,691	31,551	104,506	81,156
Selling, general and administrative	46,689	41,172	124,602	119,761
Cost of product sales	20,169	11,576	49,180	28,657
Cost of service sales	1,553	1,179	4,112	3,168
Total operating expenses	109,102	85,478	282,400	232,742
Income from operations	61,881	11,737	154,954	28,183

Other (expense) income:
Interest income	564	1,085	2,310	4,141
Interest expense	(4,809)	(3,331)	(14,255)	(9,216)
Equity loss in affiliate	(39)	(42)	(130)	(99)
Other, net	137	(403)	455	491
Total other (expense) income, net	(4,147)	(2,691)	(11,620)	(4,683)
Income before income tax	57,734	9,046	143,334	23,500
Income tax (expense) benefit	(17,998)	2,891	(46,962)	(708)
Net income	$39,736	$11,937	$96,372	$22,792
Net income per common share:
Basic	$0.70	$0.22	$1.73	$0.43
Diluted	$0.66	$0.21	$1.62	$0.41
Weighted average number of common shares outstanding:
Basic	56,536	53,455	55,790	53,108
Diluted	60,216	57,653	59,545	55,297

CONSOLIDATED BALANCE SHEET DATA

September 30, 2010

(unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $40,271)	$625,906
Total assets	$1,282,784
Total liabilities and common stock subject to repurchase	$442,053
Total stockholders’ equity	$840,731